Exhibit 4.1

EXECUTION COPY

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of June 14, 2016 (this “First Supplemental Indenture”), between Coca-Cola European Partners US, LLC (as successor by merger to Coca-Cola Enterprises, Inc. (formerly International CCE Inc.) (“CCE”)), a Delaware limited liability company (the “Issuer”), whose principal office is located at 2500 Windy Ridge Parkway, Atlanta, Georgia, 30339, and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, CCE issued $250,000,000 aggregate principal amount of 2.000% Notes due 2016 (the “2016 Notes”) on August 19, 2011, $525,000,000 aggregate principal amount of 3.500% Notes due 2020 (the “2020 Notes”) on September 14, 2010, $250,000,000 aggregate principal amount of 3.250% Notes due 2021 (the “2021A Notes”) on August 19, 2011 and $300,000,000 aggregate principal amount of 4.500% Notes due 2021 (together with the 2016 Notes, the 2020 Notes and the 2021A Notes, the “Notes”, and each, a “series” of Notes) on February 18, 2011, each pursuant to an Indenture, dated as of September 14, 2010 (the “Base Indenture” and as amended and supplemented by this First Supplemental Indenture, the “Indenture”), between the Issuer and the Trustee; and

WHEREAS, pursuant to a Merger Agreement, dated as of August 6, 2015 among the Issuer, Coca-Cola European Partners plc (formerly Coca-Cola European Partners Limited) (“ParentCo”), Coca-Cola European Partners Holdings US, Inc. (formerly Orange U.S. HoldCo, LLC) and CCE, CCE has merged with and into the Issuer (the “Merger”), with the Issuer continuing as the surviving company; and

WHEREAS, as a result of the Merger, the Issuer has assumed the due and punctual payment of the principal of (and premium, if any) and interest on CCE’s outstanding Notes and wishes to affirm, pursuant to this First Supplemental Indenture, such assumption and its assumption of performance of every covenant of the Base Indenture, on the part of CCE to be performed or observed by CCE; and

WHEREAS, as a result of the Merger and the Issuer being a wholly-owned subsidiary of ParentCo, the Issuer operates under the direction of its board of managers and has no appointed officers; and

WHEREAS, Section 901(1) of the Base Indenture expressly permits the Issuer and the Trustee, subject to certain conditions, to enter into one or more supplemental indentures to evidence the succession of another person to CCE and the assumption by any such successor of the covenants of CCE contained in the Base Indenture and in the Notes and any related coupons in accordance with Article Eight of the Base Indenture; and

WHEREAS, for the purposes recited above, and pursuant to due corporate action, the Issuer has duly determined to execute and deliver to the Trustee this First Supplemental Indenture; and

WHEREAS, all conditions and requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms have been done and performed, and the execution and delivery hereof have been in all respects duly authorized.

NOW, THEREFORE, in consideration of the premises, the Issuer and the Trustee mutually covenant and agree as follows:

ARTICLE 1. DEFINITIONS.

1.1         All terms contained in this First Supplemental Indenture shall, except as specifically provided herein or except as the context may otherwise require, have the meanings given to such terms in the Base Indenture.

1.2         The definition of Officer in Section 101 of the Base Indenture is hereby amended to insert immediately following the word, “Secretary”, the following: “or, if no such Officer has been elected or appointed by the Company, a member of the Board of Directors of the Company”.

ARTICLE 2. ASSUMPTION OF OBLIGATIONS

2.1         Assumption of Obligations.   Pursuant to Sections 801 and 901(1) of the Base Indenture, the Issuer assumes the due and punctual payment of the principal of (and premium, if any) and interest on each series of Notes and the performance of every covenant of the Base Indenture and the Notes on the part of CCE to be performed or observed by CCE as if the Issuer had been an initial signatory to the Base Indenture and the Notes.

ARTICLE 3. MISCELLANEOUS.

3.1         Ratification of Indenture.  The Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed a part of the Indenture in the manner and to the extent herein and therein provided.

3.2         Governing Law.  This First Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401.

3.3         Counterparts.  This First Supplemental Indenture may be executed in several counterparts, each of which shall be an original, and all collectively but one and the same instrument.

3.4         The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Issuer.  All rights, privileges, protections, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be applicable to all actions taken, suffered or omitted by the Trustee under this First Supplemental Indenture.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be executed as of the date first above written.

COCA-COLA EUROPEAN PARTNERS US, LLC, as Issuer

By:	/s/ Joyce King-Lavinder
Name:	Joyce King-Lavinder
Title:	Director

[First Supplemental Indenture Signature Page]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Trustee

By:	/s/ Carol Ng
Name:	Carol Ng
Title:	Vice President

By:	/s/ Li Jiang
Name:	Li Jiang
Title:	Vice President

[First Supplemental Indenture Signature Page]